Exhibit 12.1

COLONY NORTHSTAR, INC.

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(In thousands, except ratios)

Colony NorthStar, Inc. (the “Company”) was formed through a tri-party merger (the “Merger”) among NorthStar Asset Management Group Inc., Colony Capital, Inc. (“Colony Capital”) and NorthStar Realty Finance Corp. For more information concerning the effects of the Merger, please refer to the Company’s Current Report on Form 8-K12B, filed with the Securities and Exchange Commission (“SEC”) on January 10, 2017.

The financial information for the Company represents a continuation of the financial information of Colony Capital as the accounting acquirer in the Merger. Consequently, the following historical computation of the ratio of earnings to combined fixed charges and preferred dividends, for periods prior to January 10, 2017, represents the pre-Merger financial information of Colony Capital.

	Three Months Ended March 31, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Earnings:
Income (loss) before income taxes before adjustment for noncontrolling interests and income from equity method investees	$(70,653)	$196,133	$199,135	$83,483	$25,874	$1,633
Add:
Fixed charges	126,278	170,083	133,094	48,365	18,838	8,248
Distributed income of equity investees	19,633	79,361	66,418	74,948	101,874	64,839
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(22,124)	(164,899)	(103,018)	(27,529)	(17,018)	(1,976)

Earnings	$53,134	$280,678	$295,629	$179,267	$129,568	$72,744

Fixed Charges and Preferred Dividends:
Fixed charges:
Interest expense	$126,278	$170,083	$133,094	$48,365	$18,838	$8,248
Preferred dividends	30,813	48,159	42,569	24,870	21,420	13,915

Combined fixed charges and preferred dividends	$157,091	$218,242	$175,663	$73,235	$40,258	$22,163

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)	0.3x	1.3x	1.7x	2.4x	3.2x	3.3x

(1)	For the three months ended March 31, 2017, the deficiency of earnings over combined charges and preferred stock dividends was $104.0 million.

COLONY NORTHSTAR, INC.

COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(In thousands, except ratios)

The following pro forma computation for the year ended December 31, 2016 gives effect to the completion of the Merger and assumes the Merger had been completed on January 1, 2016 (“Merger Pro Forma”). The merger-related adjustments are presented in Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on March 15, 2017. The pro forma computation for the Company’s offering of Series I Preferred Stock (“Offering Pro Forma”) assumes that the shares of the Company’s Series I Preferred Stock were issued on January 1, 2016 and the proceeds were used to redeem all of the shares of our Series A Preferred Stock and a portion of our Series F Preferred Stock outstanding as described in the final prospectus supplement, dated May 24, 2017, and filed with the SEC on May 26, 2017.

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
		Merger Pro Forma	Offering Pro Forma
Earnings:
Income (loss) before income taxes before adjustment for noncontrolling interests and income from equity method investees	$(70,653)	$(151,394)	$(151,394)
Add:
Fixed charges	126,278	517,338	517,338
Distributed income of equity investees	19,633	189,634	189,634
Subtract:
Noncontrolling interests in pre-tax income of consolidated subsidiaries with no fixed charges	(22,124)	(164,899)	(164,899)

Earnings	$53,134	$390,679	$390,679

Pro Forma Fixed Charges and Preferred Dividends:
Fixed charges:
Interest expense	$126,278	$517,338	$517,338
Preferred dividends	29,977	132,397	129,051

Combined pro forma fixed charges and preferred dividends	$156,255	$649,735	$646,389

Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	0.3x	0.6x	0.6x

(1)	For the three months ended March 31, 2017, the deficiency of pro forma earnings over combined charges and preferred stock dividends was $103.1 million. For the year ended December 31, 2016, the deficiency of earnings over combined charges and preferred stock dividends for the Merger Pro Forma and Offering Pro Forma was $259.1 million and $255.7 million, respectively.